Exhibit 99

For Immediate Release

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Jim Olecki Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION REPORTS FISCAL 2006 THIRD QUARTER RESULTS
AND ANNOUNCES RESTRUCTURING PLAN

CHICAGO, IL, April 26, 2006 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal third quarter ended March 31, 2006.

For the fiscal 2006 third quarter, net sales increased 7% to $37,470,000, compared to net sales of $34,952,000 in the third quarter of fiscal 2005.  The operating loss was $178,000 in the fiscal 2006 third quarter, compared to an operating loss of $231,000 in the third quarter last year.  For the third quarter of fiscal 2006, the Company recorded a net loss of $878,000, or $0.10 per diluted share, compared with a net loss of $741,000, or $0.08 per diluted share, in the third quarter of fiscal 2005.  Included in the Company’s fiscal 2006 third quarter results is a loss of $0.03 per diluted share relating to the expensing of stock options.

For the fiscal 2006 nine-month period, net sales totaled $116,047,000, compared to $106,386,000 in the first nine months of fiscal 2005.  The Company reported an operating profit for the fiscal 2006 nine-month period of $1,937,000, compared to an operating loss of $967,000 in the same period a year ago.  The net loss for the first nine months of fiscal 2006 was $985,000, or $0.11 per diluted share, compared to a net loss of $2,041,000, or $0.23 per diluted share, in the fiscal 2005 nine-month period, which had included an after-tax gain of $347,000, or $0.04 per diluted share, related to the sale of land.  The net loss for the first nine months of fiscal 2006 included a loss of approximately $0.07 per diluted share related to the expensing of stock options and an after-tax gain of $392,000, or $0.04 per diluted share, resulting from a settlement of claims with the seller of Peek Traffic.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “We are disappointed with our results for the fiscal 2006 third quarter, as lower than expected sales volumes and the higher cost structure within our Intersection Control business continued to depress overall profitability.  However, revenue from our entire Inform Group increased 10% with strong sales of our highway advisory radio products.  Sales in our Protect and Direct

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Group grew modestly during the third quarter, increasing 4% as strong order flow received late in the quarter was not able to be converted to sales.  We remain encouraged with this Group, as early benefits of the federal highway spending bill are leading to strong backlog growth.  In addition, the third quarter saw continued strong performance in international sales which increased 25% compared to the third quarter last year.”

Mr. Jezuit continued, “At the end of the 2006 second quarter, we indicated that we would be closely monitoring our Intersection Control business and would take additional actions, if necessary, to further improve the overall profitability of that business.  As a result of the continued under-performance of this business during the third quarter, management and the Board of Directors made the decision yesterday to undertake a number of steps designed to return the Intersection Control business to profitability.  Included in these actions will be the consolidation of several facilities and the elimination of low-margin and non-core products.  These steps will result in restructuring charges over the next 6-9 months, as our plans are executed.  We expect the cash portion of these charges to be between $7 million and $9 million, and that our actions will be substantially completed by the end of the fiscal 2007 second quarter.  The plan reflects our commitment to concentrate on the emerging technology trend in this market and on areas where we have a stronger competitive position.  When completed, we will have a more streamlined, profitable Intersection Control business to support our customers and meet our growth objectives.”

Mr. Jezuit concluded, “We continue to have a great deal of confidence in Quixote’s strategy and are optimistic about our future.  Aside from the difficulties we are facing within the Intersection Control business, our other businesses within the Inform Group, as well as our Protect and Direct Group are showing good growth prospects in these early stages of the new highway bill.  In addition, we have seen strong backlog growth across many of these businesses. Our focus will be to successfully address the issues within our Intersection Control business while taking advantage of opportunities in the rest of our markets as they continue to develop.  For the fiscal 2006 fourth quarter, we anticipate earnings to be between $0.10 and $0.15 per diluted share.  Please note that our earnings per share guidance includes an expense of $0.02 per diluted share relating to the expensing of stock options.  This guidance excludes any restructuring costs that may be incurred during the period.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, tomorrow, April 27, 2006, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2005, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and quarterly reports on Form 10-Q, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales	$37,470,000	$34,952,000	$116,047,000	$106,386,000
Cost of sales	26,420,000	22,939,000	82,837,000	74,394,000

Gross profit	11,050,000	12,013,000	33,210,000	31,992,000

Operating expenses:
Selling & administrative	9,605,000	10,746,000	27,479,000	29,515,000
Gain on legal settlement			(633,000)
Gain on sale of fixed assets				(560,000)
Research & development	1,623,000	1,498,000	4,427,000	4,004,000
	11,228,000	12,244,000	31,273,000	32,959,000

Operating profit (loss)	(178,000)	(231,000)	1,937,000	(967,000)

Other income (expense):
Interest income			1,000	34,000
Interest expense	(1,238,000)	(964,000)	(3,527,000)	(2,359,000)
	(1,238,000)	(964,000)	(3,526,000)	(2,325,000)

Loss before income taxes	(1,416,000)	(1,195,000)	(1,589,000)	(3,292,000)
Income tax benefit	(538,000)	(454,000)	(604,000)	(1,251,000)

Net loss	$(878,000)	$(741,000)	$(985,000)	$(2,041,000)

Per share data — basic:
Net loss	$(0.10)	$(0.08)	$(0.11)	$(0.23)

Average common shares outstanding	8,839,721	8,806,333	8,856,525	8,782,566

Per share data — diluted:
Net loss	$(0.10)	$(0.08)	$(0.11)	$(0.23)
Average common shares outstanding	8,839,721	8,806,333	8,856,525	8,782,566

Quixote Corporation
Balance Sheet

	As of March 31,	As of June 30,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$2,047,000	$156,000
Accounts receivable, net	30,617,000	32,745,000
Inventories, net	30,288,000	27,411,000
Other current assets	9,971,000	6,925,000
	72,923,000	67,237,000

Property, plant and equipment, net	23,536,000	25,008,000
Intangible assets and other, net	43,463,000	44,545,000
	$139,922,000	$136,790,000

Liabilities and Shareholders’ Equity
Current liabilities	$21,424,000	$24,304,000
Long-term debt, net	58,770,000	49,587,000
Other long-term liabilities	1,053,000	1,053,000
Shareholders’ equity	58,675,000	61,846,000
	$139,922,000	$136,790,000

Other Information

	Nine months ended March 31,
	2006	2005

Cash flow from operations	$800,000	$(300,000)
Depreciation and amortization expense	4,800,000	4,300,000
Capital expenditures	2,100,000	2,800,000

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